Exhibit 99.01

Tonix Pharmaceuticals Reports Third Quarter 2013 Financial Results

NEW YORK – November 13, 2013 – Tonix Pharmaceuticals Holding Corp. (NASDAQ: TNXP) today announced its financial results for the quarter ended September 30, 2013.

"The third quarter was eventful for Tonix, as we began the first anticipated pivotal trial of our lead therapeutic candidate, TNX-102 SL, for the treatment of fibromyalgia,” said Seth Lederman, M.D., president and CEO of Tonix. "During the quarter we also completed a successful fundraising, listed our stock on the NASDAQ, and achieved several other important milestones. We anticipate building on this momentum through year-end and embarking on what we expect to be an exciting and value-driving 2014.”

Highlights of the quarter include:

•	Initiation of the BESTFIT trial of TNX-102 SL in fibromyalgia. This double-blind trial is expected to enroll approximately 120 patients diagnosed with primary fibromyalgia who will be randomized (1:1) to receive either a TNX-102 SL 2.8 mg tablet or a placebo tablet, taken sublingually at bedtime, daily for 12 weeks. The trial is being conducted at approximately 13 U.S. sites. The primary endpoint of the trial is change in pain intensity at week 12 from baseline, as evaluated by scoring on the 11-point Numeric Rating Scale. Safety and tolerability of TNX-102 SL will also be evaluated;

•	Completion of an $11.4 million underwritten equity financing, which included significant institutional participation;

•	Uplisting of TNXP common stock to The NASDAQ Capital Market;

•	Participation in several financial and professional conferences, including the Women's Healthcare Innovation and Leadership Showcase, the First Global Life Sciences Conference in Warsaw, Poland, the International Pain Society's 9th World Congress on Myofascial Pain Syndrome and Fibromyalgia Syndrome, and the 15th Annual Rodman and Renshaw Healthcare conference;

•	Establishment of a corporate partnership with the American Chronic Pain Association; and

•	Addition of Jessica Edgar as Vice President of Finance and Investor Relations.

“We also remain committed to pursuing TNX-102 SL for the treatment of post-traumatic stress disorder, or PTSD. Based on our discussions with potential partners regarding trial design and funding support, we now expect to submit an Investigational New Drug application for TNX-102 SL in the PTSD indication in the first quarter of 2014, with a Phase 2 trial in military-related PTSD to begin in the second quarter of 2014,” added Dr. Lederman. “Further, we are scheduled to meet with the FDA next quarter to discuss our development strategy for TNX-201 as a potential treatment for certain headache indications.”

Third Quarter and Nine Months Financial Results

Tonix reported a net loss of $3.1 million, or $0.87 per share, for the third quarter of 2013 compared to a net loss of $1.7 million, or $1.01 per share, for the third quarter of 2012. For the nine months ended September 30, 2013, Tonix reported a net loss of $7.2 million, or $2.73 per share, compared to a net loss of $6.8 million, or $4.08 per share, for the comparable period of 2012. At September 30, 2013, Tonix’s cash totaled $7.4 million compared to $1.8 million at December 31, 2012.

About Tonix Pharmaceuticals Holding Corp.

Tonix is developing innovative prescription medications for challenging disorders of the central nervous system. Tonix seeks to address conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among patients and physicians. Tonix is developing its lead therapeutic candidate TNX-102 SL for the management of fibromyalgia and PTSD. Tonix applies its core technology toward the treatment of people suffering from fibromyalgia and PTSD by targeting their inability to obtain restorative sleep. To learn more, please visit www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on TONIX's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 11, 2013 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

TONIX PHARMACEUTICALS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,

	2013	2012	2013	2012
Costs and expenses
Research and development	$1,636,827	$658,143	$3,321,451	$1,883,559
General and administrative	1,454,853	1,076,199	3,857,143	2,862,086
Total costs and expenses	3,091,680	1,734,342	7,178,594	4,745,645
Operating loss	(3,091,680)	(1,734,342)	(7,178,594)	(4,745,645)
Other income		1,875		1,875
Change in fair value of warrant liability				(1,177,026)
Interest and other financing costs, net	1,548	440	1,598	(899,909)
Net loss	$(3,090,132)	$(1,732,027)	$(7,176,996)	$(6,820,705)
Net loss per common share,
basic and diluted	$(0.87)	$(1.01)	$(2.73)	$(4.08)
Weighted average common shares
outstanding, basic and diluted	3,537,490	1,713,922	2,632,777	1,670,283

TONIX PHARMACEUTICALS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Cash	$7,419,930	$1,785,390
Prepaid expenses and other current assets	46,401	224,659
Total current assets	7,466,331	2,010,049
Other non-current assets	103,136	107,161
Total assets	$7,569,467	$2,117,210

Liabilities and stockholders’ equity
Total liabilities	$2,133,418	$1,158,502
Stockholders’ equity	5,436,049	958,708
Total liabilities and stockholders’ equity	$7,569,467	$2,117,210

Source: Tonix Pharmaceuticals

Tonix Pharmaceuticals Holding Corp:

Leland Gershell, M.D., Ph.D.

Chief Financial Officer

Tonix Pharmaceutical Holdings, Inc.

(212) 980-9155 x104

leland.gershell@tonixpharma.com

Investor Relations:

Chuck Bennett

CorProminence

(516) 222-2560

chuckb@corprominence.com

Media Relations:

Jules Abraham

JQA Partners, LLC

(917) 885-7378

jabraham@jqapartners.com